                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of November 27, 2000, between SEMX, a Delaware corporation ("SEMX" or the "Corporation"), and Michael Best (the "Executive"), an individual residing at San Diego, CA 92037.

                                   WITNESSETH

WHEREAS, the Corporation wishes to employ the Executive as its Vice President and Chief Financial Officer, an executive who should have influence in the direct management of the business and should contribute, in part, to the Corporation's commercial success.

WHEREAS, the Executive is willing to accept such employment for the inducements and upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive has signed the Corporation's Intellectual Property Agreement or the Corporation has also bargained for the Executive simultaneously to execute the Corporation's Intellectual Property Agreement, a copy of which is annexed hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Executive agree as follows:

SECTION 1. EMPLOYMENT:

         (A) TERM OF EMPLOYMENT. Upon the terms and subject to the conditions set forth in this Agreement, the Corporation hereby employs the Executive, and the Executive agrees to be employed as the Corporation's Vice President and Chief Financial Officer. Subject to earlier termination as provided in Section 4 hereof, the term of the Executive's employment by the Corporation under this Employment Agreement (the "Employment Term"), shall commence as of the date hereof, and shall continue for an initial term of two (2) years, up to and including November 27, 2002 (the "Initial Term"). The Employment Term may continue beyond the Initial Term on a year-to-year basis, which enables the

         Corporation and the Executive to avoid renegotiations as the terms of this Employment Agreement are automatically extended until modified in writing or one of the parties hereto terminates this Employment Agreement as provided in section 4, or unless either party gives written notice of termination to the other of not less than sixty (60) days prior to the expiration of the Employment Agreement then in effect. Any extension shall be upon the same terms and conditions as set forth herein for the Employment Agreement hereunder except that the Base Salary as hereinafter defined for any extensions shall be the amount in effect at the end of the previous term.

         (B) DUTIES. The Executive will serve as the Corporation's Vice President and Chief Financial Officer and will perform the services and duties for the Corporation designated by the Corporation's President and Chief Executive Officer or his designee (the "Supervisor"), provided that such duties are reasonably consistent with Executive's responsibilities and status as the Corporation's Vice President and Chief Financial Officer. The Executive shall also, if elected in accordance with the By-Laws of the Corporation, serve as an Officer and/or Director of the Corporation or its affiliates without additional compensation and the Corporation shall indemnify Executive to the maximum extent allowable under law for his services as an Officer and/or Director.

         (C) EXTENT OF SERVICES. During the Employment Term, Executive agrees to: (i) devote all of his/her business time, energy and skill to the business of the Corporation; (ii) use his best efforts to promote the interests of the Corporation; and (iii) discharge such executive and administrative duties consistent with his position as may be assigned to him by the Supervisor. Executive agrees that he will not work for any other profit making organization in a direct or indirect manner without the written consent of his Supervisor and the Chief Executive Officer of the Corporation.

SECTION 2. COMPENSATION All compensation due Executive under this Employment Agreement shall be payable by the Corporation, whether the services rendered are for the Corporation or one of its affiliates.

         (A) BASE SALARY. For services rendered by the Executive under the Employment Agreement, the Company shall pay the Executive an annual salary of Two Hundred Fifteen Thousand Eight Hundred Dollars ($215,800) (the "Base Salary"). The Base Salary shall be earned and shall be payable in accordance with the Corporation's normal accounting and payroll practices and the Corporation may increase, but not decrease, the Base Salary at any time.

         (B) BONUS.

                  (i) In addition to Executive's Base Salary, Executive may be paid an annual bonus by the Corporation for a calendar year period (the "Bonus Period") in such amount (the "Bonus Amount") as may be determined by the Board of Directors of the Corporation (see schedule A). This amount is estimated to be approximately Twenty (20%) percent of Executive's base salary.

                  (ii) The Bonus Amount, if any, shall be paid to Executive no later than fifteen (15) days after the completion of the audit of the Corporation's financial statements for the Bonus Period.

                  (iii) The Bonus Amount is due and payable to Executive if, and only if, Executive is in the employ of the Corporation on the last day of the Bonus Period; provided, however, that the Executive (or his estate) shall be entitled to a pro rated portion of the Bonus Amount (based on time elapsed) if executive: (a) dies, (b) is terminated without Cause (defined below) after satisfactorily completing the probationary period by the Corporation, or (c) exercises the Change of Control provision of Section 4(E) prior to the end of the Bonus Period. Executive shall not be entitled to any Bonus Amount for a calendar year in which Executive did not perform services for the Corporation or any affiliate regardless of the reason therefore or if the Board of Directors of the Corporation determines within its sole discretion, that performance targets established by Schedule A, (subject to a test of reasonableness), were not accomplished for the period in question.

SECTION 3. OTHER BENEFITS. During the Employment Term, the Executive shall be entitled to the following benefits:

          (A) vacation time, three (3) weeks annually in accordance with the Corporation's policy for executives in effect as determined by the Corporation and consistent with the Executive completing his responsibilities;

          (B) participation in all employee group life, group health and other fringe benefit programs, including, but not limited to, any 401K plan, incentive compensation, performance unit bonus, stock purchase or stock appreciation plans now or hereafter initiated or maintained by the Corporation for executive officers of the Corporation for which Executive is eligible subject to the right of the Corporation to amend or terminate such plans;

          (C) reimbursement for all reasonable and properly documented expenses incurred or paid by Executive in connection with the performance of his duties hereunder and in accordance with the general expense reimbursement policy of the Corporation then in effect; and

          (D)  Five Hundred dollars ($500.00) per month car allowance.

          (E) Seven Thousand Dollars ($7,000) annually for the payment of unreimbursed, documented medical expenses.

          (F) Twenty Thousand (20,000) Non-Qualified Stock Options (hereinafter referred to as NQSO) with a strike price of Four Dollars ($4.00) per share and a vesting period of one (1) year, subject to
               Section 5. This option is conditional upon your successful completion of the Six-(6) month probationary period. Should you end the employment relationship, or the Corporation terminates you for Cause, subject to Section 4 (C) prior to the completion of your Six (6) month probationary period, this option will be void ab initio. If the Corporation terminates the employment relationship prior to the successful completion of the six (6) month probationary period, and is not for cause as set forth in
               Section 4 (C), this option will vest immediately.

          (G) Upon the successful completion of your six (6) month probationary period you will be granted an additional Twenty Thousand (20,000) NQSO at a Four Dollar ($4.00) strike price (for a total of Forty Thousand (40,000) NQSO), which will vest at your one (1) year anniversary date. You will be recommended for a Twenty Thousand (20,000) to Forty Thousand (40,000) Non-Qualified Stock Option grant during the second year of this Employment Agreement at a strike price of Eight Dollars ($8.00) per share or market price, which ever is less. Any additional future grants of stock options whether NQSO or Employee Incentive Stock Option (EISO), over the initial Forty Thousand (40,000) NQSO, are subject to the complete discretion of the SEMX Corporation Stock Option Committee and further subject to SEMX's Employee Stock Option Plan and Amended Stock Option Agreement (attached hereto). In the event of a change of control as outlined in Section 4

               (E), all Forty Thousand (40,000) NQSO from year one and Twenty Thousand (20,000) NQSO from year two (2) will be awarded and vest immediately.

SECTION 4. TERMINATION Subject to the terms and conditions contained herein, this Employment Agreement shall terminate upon any of the following occurrences.

          (A) VOLUNTARY TERMINATION BY THE EXECUTIVE. Notwithstanding anything contained in Section 3 (F) and except as set forth in Section 4
               (D) below, if the Executive voluntarily ceases to be employed by the Corporation on or before the first anniversary date of the Employment Agreement, with or without the consent of the Corporation, then the Employment Agreement shall end without further action by either party hereto and all rights and obligations of the parties under this Employment Agreement, including any and all rights to exercise NQSO, except those set forth in the Intellectual Property Protection Agreement, shall terminate as of such date.

          (B) TERMINATION WITHOUT CAUSE BY THE CORPORATION. The Corporation may terminate this Employment Agreement at any time within the Six
               (6) month probationary period subject to Section 3 (F). In that event, the Executive shall be entitled to receive Severance Payment of eight (8) weeks base salary if within the six (6) month probationary period and twenty-six (26) weeks thereafter and other employee benefits as they shall have accrued and vested through the date of termination for services rendered.

          (C) TERMINATION FOR CAUSE. The Corporation may terminate this Employment Agreement at any time for Cause. The Employment Agreement shall end without further action by either party hereto and all rights and obligations of the parties under this Employment Agreement, except those set forth in the Intellectual Property Protection Agreement and Section 3 (F) shall terminate as of such date. For the purposes of this Agreement, "Cause" shall mean;

                  (i) The failure of Executive to perform his duties in all material respects, provided that prior to termination Executive has been given an opportunity to remedy such failure within sixty (60) days following written notice of such failure or, if such failure is not subject to cure, the repetition of the act or omission that constitutes such failure is repeated by Executive after Executive received such notice. Executive shall not be deemed to have failed to perform his duties in any material respect if [the Corporation] has not provided Executive with adequate resources (including financial resources, personnel, and time) to perform his duties.

                  (ii) conviction of (a) any serious crime or serious offense involving misappropriation of money or other property of the Corporation, or (b) any felony; or

                  (iii) Executive's use of narcotics, illegal drugs or controlled substances other than as prescribed by a licensed physician.

          (D) TERMINATION AFTER CHANGE IN CONTROL. The Executive may terminate this Agreement, if there is a Change in Control as defined in
               Section 4 (E). If, after a Change in Control, the Executive terminates this Agreement, the Executive will be entitled to the Severance Benefits as defined herein.

          (E) "CHANGE IN CONTROL" is defined as the occurrence of any of the following events:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, a "person) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange
                  Act), directly or indirectly, of more than fifty (50%) percent of the then outstanding shares of common stock of SEMX (collectively, the "Outstanding Common Stock") or a transfer or sale of more than fifty (50%) percent of the book value of the gross assets of SEMX measured at the time of such transfer or sale in one or more transactions; provided, however, that the following shall not constitute a Change in Control:

                           (i) Any acquisition by an underwriter (as such term is defined in Section 2 (11) of the Securities Act of 1934, as amended) for the purpose of making a public offering;

                           (ii) Any acquisition by SEMX or by any entity controlled by SEMX;

                           (iii) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SEMX or by any entity controlled by SEMX; or

                           (iv) Any transfer of assets to SEMX or any entity controlled by SEMX.

                  (b) When individuals who are members of the Board of Directors of SEMX ("SEMX's Board") at any one time shall immediately thereafter cease to constitute a majority of SEMX's Board, or when a majority of SEMX's Board shall not consist of persons who were elected or nominated for election as directors with the approval of a majority of the present members of SEMX's Board in either case within two (2) years of:

                           (i) The completion of a tender offer or exchange offer for the voting stock of SEMX (other than a tender off or exchange offer by SEMX) or a proxy contest in connection with the election of members of the SEMX's Board; or

                           (ii) A merger or consolidation of SEMX (other than with SEMX or an entity controlled by SEMX).

          (F) SEVERANCE BENEFITS. If, subsequent to a Change in Control, this Employment Agreement is terminated by the Corporation without Cause (and not for Disability), or by the Executive, for any reason, then the Executive shall be entitled to the following Severance Benefits in lieu of any other rights or alleged damages Subject to the terms and conditions contained herein:


                  (a) The Corporation shall pay the Executive his full base salary through the date of termination at the rate in effect at the time notice of termination is given (or at the date of termination, if higher) and any bonus for a past calendar year that has not been awarded or paid to the executive under any Incentive Plan;

                  (b) the Corporation shall pay the Executive an amount equal to the annual incentive award earned by the Executive under any Incentive Plans in the calendar year ending as of the December 31st immediately preceding the date of termination, pro rated to the Date of Termination.

                  (c) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Corporation shall pay as severance to the Executive a lump sum amount equal to the Executive Base Salary as of the date of the Change in Control (or at the date of termination, if higher) for a period of one (1) year; in addition, all Forty Thousand (40,000) NSQO from year one of the Employment Agreement and Twenty Thousand (20,000) NQSO from year two (2) will vest immediately.

                  (d) Except as otherwise provided herein, any Severance Benefits payable under this paragraph shall be paid in full in a lump sum not more than sixty (60) days following the date of termination. If the Corporation shall default in the payment of any such sum when due, the interest shall accrue on the balance of the payments due hereunder at the rate of fifteen (15%) percent per annum and the Corporation shall reimburse Executive for all costs and expenses incurred by him, including legal fees, in enforcing his rights under this
                  Section 4(d).

                           (i) If this Agreement is terminated on a date that is not at the end of a calendar year and if the Executive is entitled to incentive compensation, the Corporation will not be obligated to pay the incentive compensation which may be due until thirty
                           (30) days after the computation by the Corporation of the amount which may be due.

                           (ii) The Executive shall not be required to mitigate the amount of any payment contemplated herein (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by earning that the Executive may receive from any other source.

                           (iii) The provisions of this Agreement, and any payments provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Incentive Plan, Benefit Plan, employment agreement or other contract, plan or arrangement.

                           (iv) Notwithstanding anything contained elsewhere in this agreement.

SECTION 5. NON-COMPETITION. As, and for the initial grant of Twenty Thousand (20,000) NQSO, Executive and the Corporation hereby acknowledge said initial grant of Twenty Thousand (20,000) NQSO's as full and adequate consideration for this Non-Competition section of the Employment Agreement. During the Employment Term and for a period of one (1) year thereafter (the "Non-Compete Period"), the Executive shall not, directly or indirectly, engage in, own, manage, operate, join or control, or participate in the ownership, management, operation or control of any Restricted Enterprise or associate with any entity, incorporated or otherwise (other than the Company or its affiliates), which engages or plans to engage in a Restricted Enterprise anywhere in the United States, whether as a director, officer, employee, agent, consultant, shareholder, partner, owner, independent contractor or otherwise. As used herein, a "Restricted Enterprise" shall be any activity that competes with the business of the Company as constituted or as realistically contemplated during the Employment term in the United States.

SECTION 6. GENERAL

         (A) This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and shall be binding upon and inure to the benefit of the Executive and his heirs, executors and administrators. If the Corporation assigns this Agreement, the assignee shall be required to expressly assume all obligations of the Corporation under this Agreement.

         (B) The waiver by the Corporation or the Executive of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

         (C) All notices, requests, demands and other communications submitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by commercial overnight delivery service or if mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid; and addressed; if to the Executive, to the address set forth in the first paragraph hereof, and if to the Corporation, to 10121 Carroll Canyon Road, San Diego, CA 92131, attention President.

         (D) This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the conflict of laws principles thereof.

         (E) This Agreement together with the Intellectual Property Protection Agreement, Employee Handbook and the Employees' Stock Option Plan Agreement incorporates the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter. The invalidity of any section, provision or portion of this Agreement shall not affect the validity of any other section, provision or portion of this Agreement, and each such section, provision or portion shall be enforced to the full extent permitted by law. This Agreement may not be modified or amended, or any term or provision hereof waived or discharged, except by a written instrument signed by the party against whom such amendment, modification, waiver, or discharge is sought to be enforced. The headings of this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have dully executed this Agreement as of the day and year first above written.


Dated:                                            SEMX Corporation
      ----------------------



                                            By
---------------------------------              ------------------------------
Executive                                   Frank Polese, Vice Chairman

                                   SCHEDULE A



The performance objectives of the CFO cannot be separated from the overall performance of the Company. The Company's performance in the final analysis is a function of increasing shareholder value. Increased earnings ultimately increase shareholder's value. Therefore, If the Company has a good year Bonuses will be granted accordingly. If the Company does not have a good year, even though individual goals are achieved the bonuses will not meet the upside of the target numbers.

The following is a review of objectives we have discussed during the interview process.

1. Meet with department managers to review their budgets and forecasts. Determine with the managers a program through which they will be held accountable for reaching certain performance and sales goals. In parallel with developing Company-wide benefits and incentive programs, seek input from operating managers. Develop an incentive program based partly, but not solely, on financial results within each area. Have operating managers recommend certain non-financial criteria on which to be judged and formalize the review process for all employees.
2. Determine with senior managers the competitive advantages of the Company vis-a-vis competition, then implement plan to exploit those advantages.
3. Develop and update a current PPM/business plan to be kept updated quarterly.
4. Discuss with senior management the identification of strategic partners with respect to acquisitions, mergers, and exclusive sales.
5. Develop department to produce and deploy road show, analyst, and web site presentation material.

6. After determining true cost of capital, perform cost cutting analysis to include both product lines and employee numbers.
7. Develop and delineate communications channels between financial department and marketing/production/management.
8.   Develop and organize five-year plans for budget analysis.
9. Analyze capital costs and determine financial needs for capital expenditures over the next two years; later extend to five-year plan.
10. Review current financial arrangements with bank, lenders and corporate investors. Take over reporting responsibility with PNC. Review and optimize our current banking relationships.
11. Meet and refine NY accounting practices such that all procedures in California and NY match, and determine reporting functions and financial disclosure regulations for outside agencies including the SEC.
12. Review employee benefits programs, payroll methods, and employee stock purchase plan.
13. Analysis of all material fixed and variable costs, generating exact per unit cost for each department and product (with Cost Accountant).
14.  Analysis of current control and internal reporting systems. Upgrade.
15. Establish corporate "Mission", "Vision", and "Implementation" statements that include financial milestones and state these at the onset. Make statements on quarterly basis that reference these goals.
16.  Seek endorsement/testimonials from top customers and strategic partners.
17. Determine method of dissemination for financial information to all online services. begin thorough "Comparative Analysis" and keep updated periodically.